Exhibit 99.1

Contact:

Susan Spivak Bernstein

Senior Vice President, Investor Relations

212.607.8835

Argo Group Provides Preliminary Loss Estimates for Natural Catastrophes

HAMILTON, Bermuda (January 17, 2017) – Argo Group International Holdings, Ltd. (NASDAQ: AGII), an international underwriter of specialty insurance and reinsurance products, today announced preliminary pre-tax loss estimates from catastrophes of $20-25 million, net of reinsurance and reinstatement premiums for the three-month period ended December 31, 2016. Catastrophe losses in the quarter are primarily related to Hurricane Matthew and other events, including the New Zealand earthquake and the late reporting of losses from prior quarter catastrophes.

Argo Group’s estimate of catastrophe losses is based on claims received to date; policy level reviews; data and discussions with distribution partners; and the Company’s internal and external modeling resources. Argo Group’s estimates are preliminary and dependent on broad assumptions about coverage, liability, reinsurance, modeling and potential loss development on both known and unknown claims. Accordingly, the actual ultimate net losses attributable to catastrophes may differ materially from Argo Group’s preliminary estimates.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NASDAQ: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, International Specialty and Syndicate 1200. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-’ (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may differ materially from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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